EXHIBIT 4.1.1
     SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 7, 2005 among ORBIMAGE INC. (the “New Guarantor”), ORBIMAGE HOLDINGS INC. (or its successor), a corporation organized under the laws of the State of Delaware (the “Issuer”), and THE BANK OF NEW YORK, a New York banking association, as trustee under the indenture referred to below (the “Trustee”).
RECITALS
     WHEREAS the Issuer and the Trustee have heretofore executed an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of June 29, 2005, providing for the issuance of the Issuer’s Senior Secured Floating Rate Notes due 2012 (the “Notes”), initially in the aggregate principal amount of $250,000,000;
     WHEREAS Sections 4.16 and 11.03 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and
     WHEREAS pursuant to 9.01 of the Indenture, the Trustee, the Issuer and the existing Guarantors (if any) are authorized to execute and deliver this Supplemental Indenture;
     NOW THEREFORE, in consideration of the foregoing and mutual covenants herein contained and intending to be legally bound, the New Guarantor, the Issuer, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
     1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
     2. Agreement To Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
     3. Notices. All notices or other communications to the New Guarantor shall be given as provided in 13.02 of the Indenture.
     4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

     5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

               IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ORBIMAGE INC.

By:	/s/ Tony Anzilotti

Name: Tony Anzilotti
Title: Vice President – Finance and Controller

ORBIMAGE HOLDINGS INC.

By:	/s/ Tony Anzilotti

Name: Tony Anzilotti
Title: Vice President – Finance and Controller

THE BANK OF NEW YORK, as Trustee

By:	/s/ Barbara Bevelaqua

Name: Barbara Bevelaqua
Title: Vice President